Exhibit 99

        Sypris Reports 36% Increase in Second Quarter Revenue;
              Net Orders Rise 58% to Record $133 Million

    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 29, 2004--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported revenue increased 36% to a record $95.9 million for the second quarter compared to $70.6 million for the prior year period. Net income for the second quarter was $2.0 million compared to $2.7 million for the same quarter in 2003, while earnings per share were $0.11 per diluted share compared to $0.19 per diluted share for the second quarter of 2003. The results for the quarter reflected the impact of a 29% increase in the number of fully diluted shares outstanding compared to the prior year period, or roughly $0.03 per diluted share.
    For the six months ended June 30, 2004, the Company reported revenue increased 43% to a record $185.3 million compared to $129.5 million for the prior year period. Net income increased 33% to $5.4 million compared to $4.1 million for the same period in 2003, while earnings per share increased 14% to $0.32 per diluted share compared to $0.28 per diluted share. The results for the first six months reflected the impact of an 18% increase in the number of fully diluted shares outstanding compared to the prior year period, or roughly $0.04 per diluted share.
    "The shortfall in earnings for the second quarter overshadowed a number of important achievements that were otherwise accomplished during the period," said Jeffrey T. Gill, president and chief executive officer. "In our Industrial Group, the rapidly escalating demand from truck component customers resulted in considerable manufacturing inefficiencies as we worked to adjust production schedules and capacity to coincide with steel allocations and customer needs. In our Electronics Group, Honeywell's request to delay planned shipments under the Apache helicopter program to accommodate the upgrade of certain avionics software further impacted the results."
    "Despite this shortfall, demand for the Company's services continued to strengthen, with an estimated $1.5 billion of new multi-year contracts having been announced during the past six months. Net orders increased 58% during the quarter to a record $132.8 million when compared to the prior year quarter, driven by a 299% increase in orders for our Industrial Group, while the Company's backlog climbed 43% to a record $251.1 million. The Company's balance sheet remains in excellent shape, with approximately $120 million of potentially available credit and cash to support additional growth initiatives and a net debt to total capital ratio of 14%."
    "The outlook for further revenue growth during 2004 remains quite positive, with the Company expected to realize the increasing contribution of shipments under new contracts, including transactions closed during the quarter with ArvinMeritor in Kenton, Ohio and with Dana in Toluca, Mexico. Margins are targeted to improve gradually through the balance of the year under the Company's plan to address capacity constraints and as steel delivery issues are resolved. These actions should enable the Company to reduce overtime and the need for short production runs and expedited shipments in order to support customer schedules."

    The Industrial Group

    Revenue for our Industrial Group increased 132% to a record $58.2 million in the second quarter compared to $25.1 million for the prior year period, and increased 20% sequentially from the first quarter of this year. Gross profit increased 67% to $5.5 million compared to $3.3 million for the same period in 2003, but declined 16% sequentially from the first quarter of this year primarily as a result of the production inefficiencies mentioned earlier.
    For the six months ended June 30, 2004, revenue for our Industrial Group increased 121% to a record $106.7 million from $48.3 million in the prior year period. Gross profit for the first six months increased 103% to $12.1 million compared to $6.0 million for the prior year period. The financial results were driven primarily by an increase in demand from the commercial truck market and the commencement of shipments to Dana and ArvinMeritor under recently announced contract awards.
    "Our Industrial Group responded vigorously to the various steel and capacity related challenges in an effort to meet the needs of our customers in a timely manner. The costs of doing so were reflected in the financial results for the quarter, but we were able to maintain customer schedules. Bookings increased 299% to a record $96.2 million from $24.1 million for the prior year quarter, and increased 67% sequentially from the first quarter of 2004. Backlog increased 158% to a record $120.1 million when compared to the prior year period, and increased 46% sequentially from the first quarter of this year."

    The Electronics Group

    Revenue for our Electronics Group was $37.7 million in the second quarter compared to $45.5 million for the prior year period and $40.9 million for the first quarter of this year. Gross profit for the quarter was $7.5 million compared to $9.7 million in the same period in 2003 and $7.9 million for the first quarter of 2004, primarily as a result of lower than expected revenue due to the delay in shipments to Honeywell under the Apache attack helicopter program.
    For the six months ended June 30, 2004, revenue for our Electronics Group was $78.6 million compared to $81.2 million for the prior year period. Gross profit for the first six months was $15.4 million compared to $17.0 million for the prior year period, primarily reflecting the impact of the delayed shipments to Honeywell.
    "Net orders for our Electronics Group declined during the quarter to $36.6 million, but backlog remained solid at near record levels of $131.0 million," said Jeffrey T. Gill. "In the short-term, we believe the outlook for growth in this segment of our business will remain somewhat constrained at least until such time as the delays in program funding to accommodate our current military operations are successfully resolved. For the long-term, we remain optimistic that we are well-positioned on a series of major programs that should contribute to the Company's growth in the future."

    Outlook

    Gill added, "We believe that it is prudent to approach the outlook for the balance of the year with some caution. We are therefore forecasting earnings for the third quarter of 2004 to be in the range of $0.17 to $0.19 per diluted share, assuming 18.7 million weighted average shares outstanding, compared to the $0.05 per diluted share on
14.8 million weighted average shares outstanding for the prior year quarter. Revenue for the period is expected to be in the range of $108.0 to $112.0 million versus $68.9 million for the third quarter of 2003, which represents an increase of 60% at the midpoint of the range."
    "For the full year 2004, we now expect earnings to be in the range of $0.70 to $0.80 per diluted share, assuming 17.9 million weighted average shares outstanding, compared to $0.56 per diluted share for 2003 on 14.7 million weighted average shares outstanding, which represents an increase of 34% at the midpoint of the range. Revenue for 2004 is expected to be in the range of $405 to $415 million compared to $276.6 million for 2003."
    "As we look beyond this year, the impact of the new contract awards with Dana and ArvinMeritor are anticipated to fuel the growth of the Company's top line, with preliminary revenue targeted in the range of $480 to $500 million for 2005. From an earnings standpoint, we are targeting margins in our Industrial Group to increase during 2005, which should boost the Company's earnings into the range of $1.00 to $1.10 per diluted share, assuming 19.0 million weighted average shares outstanding, and represents an increase of 40% when compared to 2004 at the midpoint of our guidance."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    This press release, and any oral statements made with reference to this cautionary guidance, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as they relate to, or may affect, the Company's future results. These statements only reflect management's current opinions, and no assurance can be given that any of these results will actually occur. Important factors could cause performance to differ materially from projected results contained in, or based upon, these statements, including: the ability to successfully manage growth or contraction in the economy, or the commercial vehicle or electronics markets; access to capital on favorable terms as needed for operations or growth; availability of funds under our credit facility; the ability to achieve expected annual savings and synergies from past and future business combinations or otherwise to successfully integrate such combinations; competitive factors and price pressures; availability of raw materials such as steel or third party component parts on a timely basis at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; program changes, delays, or cancellations by the government or other customers; concentrated reliance on major customers or suppliers; cost and yield issues associated with the Company's manufacturing facilities; revisions in estimated costs related to major contracts; labor relations; risks inherent in operating abroad, including foreign currency exchange rates; performance of our pension fund portfolios; changes in applicable law or in the Company's regulatory authorizations, security clearances, or other legal rights to conduct its business, deal with its work force or export goods and services; adverse regulatory actions, or other governmental sanctions; risks of litigation, including litigation with respect to environmental or asbestos-related matters, customer or supplier claims, or stockholders; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; natural disasters, casualties, utility disruptions, or the failure to anticipate unknown risks and uncertainties present in the Company's businesses; dependence on current management; as well as other factors included in the Company's reports filed with the Securities and Exchange Commission.


                        SYPRIS SOLUTIONS, INC.
                         FINANCIAL HIGHLIGHTS
               (In thousands, except per share amounts)

                                                   Three Months Ended
                                                   ------------------
                                                   June 30,  June 29,
                                                     2004      2003
                                                   --------- --------
Revenue                                             $95,896   $70,621
Net income                                          $ 1,984   $ 2,679
Earnings per common share:
  Basic                                             $  0.11   $  0.19
  Diluted                                           $  0.11   $  0.19
Weighted average shares outstanding:
  Basic                                              17,827    14,213
  Diluted                                            18,552    14,430

                                                    Six Months Ended
                                                   ------------------
                                                   June 30,  June 29,
                                                     2004      2003
                                                   --------- --------
Revenue                                            $185,272  $129,536
Net income                                         $  5,383  $  4,058
Earnings per common share:
  Basic                                            $   0.33  $   0.29
  Diluted                                          $   0.32  $   0.28
Weighted average shares outstanding:
  Basic                                              16,326    14,205
  Diluted                                            17,072    14,425


                        SYPRIS SOLUTIONS, INC.
                    CONSOLIDATED INCOME STATEMENTS
               (in thousands, except for per share data)

                                Three Months Ended   Six Months Ended
                                ------------------  ------------------
                                 June 30, June 29,  June 30,  June 29,
                                   2004     2003      2004      2003
                                  -------  -------  --------  --------
                                    (Unaudited)        (Unaudited)
Net revenue:
  Electronics Group              $37,674  $45,544  $ 78,599  $ 81,233
  Industrial Group                58,222   25,077   106,673    48,303
                                  -------  -------  --------  --------
     Total net revenue            95,896   70,621   185,272   129,536
Cost of sales:
  Electronics Group               30,214   35,821    63,238    64,211
  Industrial Group                52,686   21,759    94,561    42,333
                                  -------  -------  --------  --------
     Total cost of sales          82,900   57,580   157,799   106,544
                                  -------  -------  --------  --------
     Gross profit                 12,996   13,041    27,473    22,992
Selling, general and
 administrative                    8,628    7,036    16,786    13,185
Research and development             875    1,066     1,399     2,088
Amortization of intangible
 assets                              140       21       266        42
                                  -------  -------  --------  --------
     Operating income              3,353    4,918     9,022     7,677
Interest expense, net                227      547       515     1,033
Other (income) expense, net          (48)      85      (106)      152
                                  -------  -------  --------  --------
     Income before income taxes    3,174    4,286     8,613     6,492
Income tax expense                 1,190    1,607     3,230     2,434
                                  -------  -------  --------  --------
     Net income                  $ 1,984  $ 2,679  $  5,383  $  4,058
                                  =======  =======  ========  ========
Earnings per common share:
     Basic                       $  0.11  $  0.19  $   0.33  $   0.29
     Diluted                     $  0.11  $  0.19  $   0.32  $   0.28
Dividends declared per common
 share                           $  0.03  $  0.03  $   0.06  $   0.06
Weighted average shares
 outstanding:
     Basic                        17,827   14,213    16,326    14,205
     Diluted                      18,552   14,430    17,072    14,425


                        SYPRIS SOLUTIONS, INC.
                      CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                                    June 30,  Dec. 31,
                                                      2004      2003
                                                    --------  --------
                                                  (Unaudited)
                                ASSETS

Current assets:
  Cash and cash equivalents                        $ 12,539  $ 12,019
  Accounts receivable, net                           71,915    45,484
  Inventory, net                                     78,487    61,932
  Other current assets                                7,899    11,370
                                                    --------  --------
     Total current assets                           170,840   130,805
Property, plant and equipment, net                  139,131   106,683
Goodwill                                             14,277    14,277
Other assets                                         13,320    11,730
                                                    --------  --------
                                                   $337,568  $263,495
                                                    ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $ 46,780  $ 29,598
  Accrued liabilities                                22,790    17,491
  Current portion of long-term debt                   5,000     3,200
                                                    --------  --------
     Total current liabilities                       74,570    50,289
Long-term debt                                       41,000    53,000
Other liabilities                                    16,030    15,425
                                                    --------  --------
     Total liabilities                              131,600   118,714
Stockholders' equity:
  Preferred stock, par value $0.01 per share,
   975,150 shares authorized; no shares issued           --        --
  Series A preferred stock, par value $0.01 per
   share, 24,850 shares authorized; no shares
   issued                                                --        --
  Common stock, non-voting, par value $0.01 per
   share, 10,000,000 shares authorized; no shares
   issued                                                --        --
  Common stock, par value $0.01 per share,
   30,000,000 shares authorized; 17,868,435 and
   14,283,323 shares issued and outstanding in
   2004 and 2003, respectively                          179       143


  Additional paid-in capital                        140,353    83,541
  Retained earnings                                  67,782    63,443
  Accumulated other comprehensive income (loss)      (2,346)   (2,346)
                                                    --------  --------
     Total stockholders' equity                     205,968   144,781
                                                    --------  --------
                                                   $337,568  $263,495

                                                    ========  ========


                        SYPRIS SOLUTIONS, INC.
                         CASH FLOW STATEMENTS
                            (in thousands)

                                                     Six Months Ended
                                                    ------------------
                                                    June 30,  June 29,
                                                      2004      2003
                                                    --------  --------
                                                        (Unaudited)
Cash flows from operating activities:
  Net income                                       $  5,383  $  4,058
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                   8,516     6,186
      Other noncash charges                             693       393
      Changes in operating assets and liabilities,
       net of acquisitions:
        Accounts receivable                         (26,816)   (4,589)
        Inventory                                   (11,431)    1,911
        Other current assets                          1,786     1,291
        Accounts payable                             20,113    (1,764)
        Accrued liabilities                           5,062     1,259
                                                    --------  --------
         Net cash provided by operating activities    3,306     8,745

Cash flows from investing activities:
  Capital expenditures                              (19,214)  (10,687)
  Purchase of the net assets of acquired entities   (29,399)     (800)
  Proceeds from sale of assets                           --         2
  Changes in nonoperating assets and liabilities        247       295
                                                    --------  --------
         Net cash used in investing activities      (48,366)  (11,190)

Cash flows from financing activities:
  Net (decrease) increase in debt under revolving
   credit facility                                  (37,700)    3,000
  Proceeds from long-term debt                       27,500        --
  Cash dividends paid                                  (950)     (850)
  Proceeds from issuance of common stock             56,730       211
                                                    --------  --------
         Net cash provided by financing activities   45,580     2,361
                                                    --------  --------
Net increase (decrease) in cash and cash
 equivalents                                            520       (84)
Cash and cash equivalents at beginning of period     12,019    12,403
                                                    --------  --------
Cash and cash equivalents at end of period         $ 12,539  $ 12,319
                                                    ========  ========


    CONTACT: Sypris Solutions Inc., Louisville
             David D. Johnson, 502-329-2000
             www.sypris.com